Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	Kirsten Chapman, Sr. V.P.
408-952-8402	415-433-3777
investorrelations@raesystems.com	kirsten@lhai-sf.com

RAE Systems Reports First Quarter 2006 Results

- Company Reaffirms Revenue Guidance of $68 to $73 Million for Full Year 2006 -

SAN JOSE, Calif. – May 9, 2006 – RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly-deployable, multi-sensor chemical and radiation detection monitors and networks for homeland security and industrial applications, today reported results for the first quarter of 2006.

2006 First Quarter Financials

For the first quarter of 2006, RAE Systems reported revenue of $12.4 million as compared to revenue of $12.2 million for the same quarter in 2005. The growth in revenue reflects increased sales in both Europe and Asia, which were largely offset by a slow-down in U.S. Government orders. Europe and Asia grew at a combined rate of approximately 23 percent over the first quarter of 2005. Sales in the Americas declined by approximately 12 percent compared to the first quarter of 2005.

Gross margin for the first quarter of 2006 was 54 percent as compared to 59 percent for the first quarter of 2005. The decrease was primarily attributable to a shift in sales in the Americas towards lower-margin portable products as well as from increased sales of lower-margin installation and distributor products in Asia. Net loss for the first quarter of 2006 was $896,000 or $0.02 per share compared to net income of $94,000 or $0.00 per share for the first quarter of 2005. The Company also received a one-time benefit of $139,000 in the first quarter of 2006 from a change in accounting principle in moving, as required, from Financial Accounting Standard 123 to 123(R) “Share-Based Payment.”

The Company ended the first quarter of 2006 with $28.3 million of cash and investments and $1.6 million of debt. That compares to $29.5 million of cash and investments and $1.6 million of debt as of December 31, 2005.

“I am pleased that we were able to continue double-digit sales growth in our overseas markets in the first quarter of 2006, in what traditionally is a seasonally slow quarter,” said Robert Chen, RAE Systems CEO. “However, I am disappointed that we took a step back in the Americas where we experienced a slow-down in U.S. Government orders. We believe our photoizonization and wireless products continue to lead the industry and we are confident that we will regain our momentum in the Americas. As a Company, we continue to pursue our goal of providing leading-edge technology to the security and industrial markets and we are continuing to invest in our vision of pervasive sensing. Finally, I would like to reaffirm our full-year revenue guidance of $68 million to $73 million.”

First Quarter 2006 Business Highlights

Americas

•	The Hampton Roads Metropolitan Medical Response System (MMRS), under the Department of Homeland Security (DHS) Preparedness Directorate, purchased over 600 the GammaRAE II’s as the radiation event response tool for the eastern Virginia region.

•	A major government proving ground purchased a network of wireless ppbRAEs to support chemical warfare agent detection testing in the desert.

•	A global pharmaceutical firm in Tennessee installed a network of RAEGuard Fixed photoionization detector (PID) systems for worker safety in their production facility.

Asia

•	The Tianjin Dagang Oil field selected RAE-KLH in a competition with several large international suppliers and purchased more than 450 RAE-KLH branded respirators.

•	The Jihua benzene factory in Hebei Province purchased a network of fixed RAE Guard PIDs to support recovery and remediation efforts, following the explosion of two large benzene storage tanks.

•	The Thailand Department of Labor Protection made their largest ever purchase of gas detection units and choose EntryRAE, for its five-gas flexibility and ease of use.

Europe

•	The Italian Fire Department received and deployed the newly released AreaRAE Responder for public venue protection at the Winter Olympics in Torino Italy.

•	Shell Oil and Gas in the Netherlands chose to standardize in Europe on the UltraRAE for hazardous benzene detection.

•	AreaRAE Responder was chosen by the largest European catalyst replacement firm for its teams servicing refineries throughout Europe.

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com.

Safe Harbor Statement

This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

[Tables to Follow]

RAE Systems Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)
Net Sales	$12,426,000	$12,248,000

Cost of Sales	5,716,000	5,078,000

Gross Profit	6,710,000	7,170,000

Operating Expenses:
Sales and marketing	4,071,000	3,424,000
Research and development	1,273,000	1,097,000
General and administrative	2,969,000	2,455,000
Total Operating Expenses	8,313,000	6,976,000

(Loss) Income from Operations	(1,603,000)	194,000

Other Income (Expense):
Interest income	174,000	99,000
Interest expense	(21,000)	(33,000)
Other, net	24,000	(37,000)
Equity in loss of unconsolidated affiliate	(64,000)	(83,000)

Total Other Income (Expense)	113,000	(54,000)

(Loss) Income Before Income Taxes, Minority Interest and Cumulative Effect of Change in Accounting Principle	(1,490,000)	140,000
Income tax (benefit) / expense	(179,000)	106,000

(Loss) Income Before Minority Interest and Cumulative Effect of Change in Accounting Principle	(1,311,000)	34,000
Minority interest in loss of consolidated subsidiaries	276,000	60,000

(Loss) Income Before Cumulative Effect on Chanage in Accounting Principle	(1,035,000)	94,000
Cumulative effect of change in accounting principle, net of tax effects	139,000	—

Net (Loss) Income	$(896,000)	$94,000

Basic (Loss) Earnings Per Common Share
(Loss) income before cumulative effect of change in accounting principle	$(0.02)	$0.00
Cumuative effect of change in accounting principle	0.00	0.00
Basic (loss) income per common share	$(0.02)	$0.00

Diluted (Loss) Earnings Per Common Share
(Loss) income before cumulative effect of change in accounting principle	$(0.02)	$0.00
Cumuative effect of change in accounting principle	0.00	0.00
Basic (loss) income per common share	$(0.02)	$0.00

Weighted-average common shares outstanding	57,901,002	57,485,111
Stock options and warrants	—	2,573,656

Diluted weighted-average common shares outstanding	57,901,002	60,058,767

RAE Systems Inc.

Condensed Consolidated Balance Sheets

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,807,000	$13,524,000
Short-term investments	15,860,000	14,348,000
Trade notes receivable	1,390,000	1,087,000
Accounts receivable, net of allowance for doubtful accounts of $842,000 and $963,000, respectively	9,006,000	11,707,000
Accounts receivable from affiliate	100,000	84,000
Inventories, net	10,633,000	9,477,000
Prepaid expenses and other current assets	3,095,000	2,773,000
Deferred tax assets	2,841,000	2,869,000

Total Current Assets	53,732,000	55,869,000

Property and Equipment, net	14,941,000	14,911,000
Long Term Investments	1,616,000	1,616,000
Intangible Assets, net	1,664,000	1,782,000
Goodwill	136,000	136,000
Long Term Deferred Tax Assets	461,000	634,000
Deposits and Other Assets	801,000	867,000
Investment in Unconsolidated Affiliate	385,000	449,000

Total Assets	$73,736,000	$76,264,000

Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$4,050,000	$3,979,000
Accrued liabilities	6,079,000	7,329,000
Notes payable - related parties	774,000	759,000
Income taxes payable	46,000	407,000
Current portion of deferred revenue	2,042,000	2,029,000

Total Current Liabilities	12,991,000	#14,503,000

Deferred Revenue, net of current portion	306,000	296,000
Deferred Tax Liabilities	379,000	379,000
Other Long Term Liabilities	1,357,000	1,466,000
Long Term Notes Payable - Related Parties	836,000	821,000

Total Liabilities	15,869,000	17,465,000

Commitments and Contingencies
Minority Interest in Consolidated Entities	3,950,000	4,226,000
Shareholders’ Equity:
Common stock, $0.001 par value; 200,000,000 shares authorized; 57,937,704 and 57,837,843 shares issued and outstanding, respectively	58,000	58,000
Additional paid-in capital	56,709,000	56,629,000
Accumulated other comprehensive income	470,000	310,000
Accumulated deficit	(3,320,000)	(2,424,000)

Total Shareholders’ Equity	53,917,000	54,573,000

Total Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity	$73,736,000	$76,264,000